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SPRINT CORPORATION
EXHIBIT (12)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Unaudited)

                                                        Quarters Ended
                                                          March 31,
                                              -----------------------------------
                                                      2005             2004
--------------------------------------------- --- ------------- -- --------------
                                                          (millions)

Earnings
Income before income taxes                    $         763     $        372
Capitalized interest                                    (10)             (19)
Net losses in equity method investees                    10               12
--------------------------------------------- --- ------------- -- --------------

Subtotal                                                763              365
--------------------------------------------- --- ------------- -- --------------

Fixed charges
   Interest charges                                     314              351
   Interest factor of operating rents                    97               92
--------------------------------------------- --- ------------- -- --------------

Total fixed charges                                     411              443
--------------------------------------------- --- ------------- -- --------------

Earnings, as adjusted                         $       1,174     $        808
                                              --- ------------- -- --------------

Ratio of earnings to fixed charges                     2.86             1.82
                                              --- ------------- -- --------------


Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before income taxes, plus net losses in equity method investees, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents.


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